Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-75455) and in the related Prospectus, and in the Registration Statements (Form S-8 No. 33-41131 including post effective amendments No. 1 and No. 2 and Nos. 33-23582, 33-56565, 33-56563, 333-29375, 333-16969, 333-44675 and 333-90386) of The Clorox Company of our report dated August 5, 2004, except for note 2, as to which the date is February 25, 2005, with respect to the consolidated financial statements and schedule of The Clorox Company and subsidiaries for the years ended June 30, 2004 and 2003,  which report appears in the Current Report on Form 8-K of The Clorox Company dated March 3, 2005.

/s/ ERNST & YOUNG LLP

San Francisco, California

February 25, 2005